Angel Oak Financial Strategies Income Term Trust Announces

Rights Offering and Monthly Distribution

ATLANTA — April 11, 2025 — Angel Oak Financial Strategies Income Term Trust (NYSE: FINS) (the “Fund”) today announced that its Board of Trustees (the “Board”) has approved the terms of the issuance of transferable rights (“Rights”) to the holders of the Fund’s common shares (“Common Shareholders”) of beneficial interest (“Common Shares”) as of April 21, 2025 (the “Record Date”). Holders of Rights will be entitled to subscribe for additional Common Shares (the “Offer”) at a discount to the market price of the Common Shares.

The Board, based on recommendations from the Fund’s investment adviser, Angel Oak Capital Advisors, LLC (the “Adviser”), has determined that it is in the best interest of the Fund and its shareholders to conduct the Offer and seek to increase the assets of the Fund available for investment in order to take advantage of existing and future investment opportunities that are or may become available.

The Adviser believes the Offer is potentially beneficial to the Fund, including in the following ways:

•	Discounts and Fee Waivers

•	The Offer provides Common Shareholders with an opportunity to buy new Common Shares below market price or realize value from the sale of Rights.

•	The Adviser is voluntarily waiving some of its fees to limit the Fund’s management fee to 1.00% from 1.35% for six months beginning June 2025.

•	Enhanced Liquidity

•	The issuance of additional Common Shares pursuant to the Offer creates the potential for increased trading volume and liquidity of Common Shares.

•	Economies of Scale

•	The increase in Fund assets as a result of the Offer is expected to spread fixed operating costs across a larger asset base.

•	Tax Efficiency

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The increased allocation to strategic investments, focusing predominantly on banking sector common equity investments, may offer potential tax advantages for investors. Most equity dividends qualify as qualified dividend income (or QDI) eligible, meaning dividends are taxed at the lower capital gains tax rate, typically 15%-20%, rather than as ordinary income.

The Fund has declared a regular monthly distribution payable on April 30, 2025, with a distribution record date of April 16, 2025, which will not be payable with respect to Common Shares issued pursuant to the Offer. The Fund has also declared a regular monthly distribution payable on May 30, 2025, with a distribution record date of May 2, 2025, which will not be payable with respect to Common Shares issued pursuant to the Offer after such record date. Common Shares issued pursuant to the Offer are expected to be entitled to receive the monthly distribution expected to be payable in June, if and when such distribution is declared by the Board.

“In our opinion, 2025 offers one of the most compelling opportunities for bank investors that we can recall, and recent market volatility has enhanced the opportunity set across the capital stack. Fundamentally, banks are well-positioned in terms of improving deposit costs, robust capital levels and strong asset quality. On the debt side, we expect significant issuance from community banks specifically, as the post-COVID-19 2020 vintage of $10 billion-plus moves into its floating rate / call period and the timing of this Offering lines up well to put new capital to work at attractive coupons, locking in high-coupon fixed rate assets. We also see a robust opportunity in bank equities as valuations remain historically discounted on a relative basis. The sector overall should also benefit from a lighter-touch, more transparent regulatory backdrop and increased M&A activity under the new Republican administration,” said Cheryl Pate, CFA, Portfolio Manager for the Fund.

Terms of Rights Offering

The Fund will distribute to Common Shareholders of record as of the Record Date (“Record Date Shareholders”) one Right for each Common Share held on the Record Date. Record Date Shareholders will be entitled to purchase one new Common Share for every three Rights held (1 for 3); however, any Record Date Common Shareholder who owns fewer than three Common Shares as of the Record Date will be entitled to subscribe for one Common Share. Fractional Common Shares will not be issued.

The proposed subscription period for the Offer is currently anticipated to commence on the Record Date of April 21, 2025, and expire on May 14, 2025, unless extended by the Fund (the “Expiration Date”). The Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange (the “NYSE”) under the symbol “FINS RT” during the course of the Offer. Rights may be exercised at any time during the subscription period.

The subscription price per Common Share (the “Subscription Price”) will be determined on the Expiration Date, and will be based upon a formula equal to 94% of the average of the last reported sales price of a Common Share of the Fund on the NYSE on the Expiration Date and each of the four (4) immediately preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 90% of the Fund’s net asset value per Common Share at the close of trading on the NYSE on the Expiration Date, the Subscription Price will be 90% of the Fund’s net asset value per Common Share at the close of trading on the NYSE on that day. The estimated Subscription Price has not yet been determined. The proceeds of the Offer to the Fund will be reduced by a sales load payable by the Fund.

Record Date Shareholders who exercise all of their primary subscription Rights will be eligible for an over-subscription privilege entitling Record Date Shareholders to subscribe, subject to certain limitations and allotment, for any additional Common Shares not purchased pursuant to the primary subscription.

The Offer will be made pursuant to the Fund’s currently effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. A final prospectus supplement and accompanying prospectus will be filed with the SEC, but has not been filed as of the date of this release. The Fund expects to distribute subscription certificates evidencing the Rights and a copy of the prospectus for the Offer to Record Date Shareholders within the United States shortly following the Record Date. To exercise their Rights, Common Shareholders who hold their Common Shares through a broker, custodian, or trust company, should contact such entity to forward their instructions to either exercise or sell their Rights on their behalf. Common Shareholders who do not hold Common Shares through a broker, custodian, or trust company, should forward their instructions to either exercise or sell their Rights by completing the subscription certificate and delivering it to the subscription agent for the Offer, together with their payment, at one of the locations indicated on the subscription certificate or in the prospectus.

ABOUT FINS

Led by Angel Oak’s experienced financial services team, FINS invests predominantly in U.S. financial sector debt as well as selective opportunities across financial sector preferred and common equity. Under normal circumstances, at least 50% of FINS’ portfolio is publicly rated investment grade or, if unrated, judged to be of investment grade quality by Angel Oak.

ABOUT ANGEL OAK CAPITAL ADVISORS, LLC

Angel Oak Capital Advisors is an investment management firm focused on providing compelling fixed-income investment solutions to its clients. Backed by a value-driven approach, Angel Oak Capital Advisors seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation. Its experienced investment team seeks the best opportunities in fixed income, with a specialization in mortgage-backed securities and other areas of structured credit.

On April 1, 2025, Angel Oak Companies, LP, the parent of Angel Oak Asset Management Holdings, LLC, itself the parent company of Angel Oak Capital Advisors, announced that it signed a definitive agreement pursuant to which Brookfield Asset Management Ltd. will acquire a majority interest in Angel Oak Companies, LP and its subsidiaries, including Angel Oak Capital Advisors (the “Transaction”). The closing of the Transaction is expected to be completed by September 30, 2025. The Transaction is not expected to result in any material change in the day-to-day management of the Fund. However, the closing of the Transaction is subject to certain conditions, and there can be no assurance that the Transaction will be completed as planned, or that the necessary conditions will be satisfied. If successful, the closing of the Transaction will result in a change of control of Angel Oak Companies, LP and its subsidiaries, including Angel Oak Capital Advisors. The change of control will cause an assignment of the Fund’s investment advisory agreement and will result in the automatic termination of the Fund’s investment advisory agreement. Prior to the anticipated closing of the Transaction, the Board of the Fund will consider the approval of a new investment advisory agreement between the Adviser and the Fund. If approved by the Board, the new investment advisory agreement would also need to be approved by shareholders of the Fund. This communication is not a proxy and is not soliciting any proxy in connection therewith, which can only be done by means of a proxy statement.

Information regarding the Fund and Angel Oak Capital Advisors can be found at www.angeloakcapital.com.

Past performance is neither indicative nor a guarantee of future results. Investors should read the prospectus supplement and accompanying prospectus, when available, and consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. For more information, please contact your investment representative or EQ Fund Solutions at 866-751-6314.

Media:

Trevor Davis, Gregory FCA for Angel Oak Capital Advisors

443-248-0359

trevor@gregoryfca.com

Company Contact:

Randy Chrisman, Chief Marketing & Corporate IR Officer, Angel Oak Capital Advisors

404-953-4969

randy.chrisman@angeloakcapital.com